Exhibit 99.1
PRESS RELEASE Contact: Michael Senken
Phone: (770) 651-9100
MiMedx Announces Third Quarter 2016 Results

Company exceeds upper end of guidance with Record Quarterly Revenue of $64.4 Million, a 31% increase over Q3 2015

Marietta, Georgia, October 27, 2016, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading regenerative medicine company utilizing human amniotic tissue and patent-protected processes to develop and market advanced products and therapies for the Wound Care, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic, and Dental sectors of healthcare, announced today its results for the third quarter of 2016.

Third Quarter 2016 Highlights:

•	Q3 2016 revenue of $64.4 Million is a 31% increase over Q3 2015 revenue

•	Q3 2016 revenue exceeds $64.0 Million upper end of guidance

•	Q3 2016 revenue beats analysts’ consensus estimates of $63.1 Million

•	Revenue for nine months ended September 30, 2016 is a 29% increase over same 2015 period

•	Adjusted Gross Margin* of 88.0%

•	Adjusted EBITDA* of $11.4 million

•	Adjusted Net Income* of $6.2 million

•	Adjusted Diluted Net Income Per Share* of $0.06

•	Wound Care revenue of $49.8 million

•	Surgical, Sports Medicine and Orthopedics (SSO) Revenue of $14.6 million

•	Current direct sales force grows to nearly 300 sales professionals
* See the accompanying tables for definitions of each Non-GAAP metric. Reconciliations of GAAP Net Income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin, and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income Per Share appear in the tables below. These non-GAAP measures include, but are not limited to, adjustments for non-cash charges associated with purchase accounting related to the Stability Biologics acquisition, normalization of tax expense, one-time non-recurring cash charges and share based compensation expense.

Third Quarter 2016 GAAP Results (includes purchase accounting and one-time non-recurring charges related to the acquisition of Stability Biologics)

•	Gross margin of 87.6%

•	Net Income of $3.3 million

•	Diluted Net Income per share of $0.03

Results for Third Quarter and Nine Months Ended September 30, 2016
The Company recorded record revenue for the 2016 third quarter of $64.4 million, a $15.4 million or 31% increase over 2015 third quarter revenue of $49.0 million. The Company’s Adjusted Gross Margin for the third quarter of 2016 was 88.0%, compared to 89.8% in the third quarter of 2015. Adjusted EBITDA* for the third quarter of 2016 was $11.4 million, a $439,000 decrease as compared to Adjusted EBITDA* of $11.8 million for the third quarter of 2015. Adjusted Net Income for the third quarter of 2016 was $6.2 million, or $0.06 per diluted common share, a $348,000 decrease, as compared to Adjusted Net Income of $6.6 million, or $0.06 per diluted common share, in the third quarter of 2015.

For the nine months ended September 30, 2016, the Company recorded record revenue of $175.1 million, a $39.7 million or 29% increase over revenue of $135.4 million recorded in the same period of 2015. The Company’s Adjusted Gross Margin* for the nine months ended September 30, 2016, was 87.6%, compared to 88.8% Adjusted Gross Margin* in the same period of 2015.. Adjusted EBITDA* for the nine months ended September 30, 2016, was $30.5 million, a $617,000 decrease as compared to Adjusted EBITDA* of $31.1 million for the nine months ended September 30, 2015. Adjusted Net Income for the nine months ended September 30, 2016, was $16.3 million, or $0.15 per diluted common share, a $1.0 million decrease as compared to Adjusted Net Income of $17.3 million, or $0.15 per diluted common share, in the same period of 2015.

Management Commentary on Results
Parker H. “Pete” Petit, Chairman and CEO stated, “We are very pleased with our third quarter results on both the top as well as bottom line. It is always gratifying to exceed our revenue guidance, and continue to add to our record of 20 consecutive quarters of sequential revenue growth. Equally as impressive is our record of meeting or exceeding our revenue guidance in 19 of the last 20 quarters. Our core advanced Wound Care revenue was the driver of our revenue performance, especially revenue from commercial accounts. Third quarter revenue is typically impacted by vacations of medical professionals, and we are pleased with our third quarter results in spite of that fact. We are very satisfied with the revenue trend we have seen in the last two quarters and are enthusiastic about the fourth quarter and beyond. With the trend we are experiencing, the robust growth we anticipate from AmnioFill™ and OrthoFlo Lyophilized, the two new product lines we launched during the third quarter, and the fact that many year-end patient deductibles are met during or before the fourth quarter, we are optimistic about our fourth quarter revenue.”

Bill Taylor, President and COO, said, “For the first nine months of 2016, we had very strong growth over the first nine months of 2015, with our Wound Care revenue growing 30% and our SSO revenue growing 28% as compared with the same period in 2015. We are especially pleased with the third quarter performance of our Wound Care team. Led by the growth from our commercial accounts, our third quarter 2016 Wound Care revenue grew 39% over the third quarter of 2015. All of our product lines showed solid progress and maturation within our new organizational structure that has separated the Wound Care and SSO sales teams into two distinct but highly coordinated organizations. We expect this new structure to demonstrate further positive improvements in our sales effectiveness as each team continues to mature as separate organizations.

“As we communicated previously, our recently launched new OrthoFlo Lyophilized and AmnioFill™ product lines fill different and various needs in both the wound care and surgical markets. To address physicians’ needs for a product to treat larger acute and chronic wounds encountered in the surgical setting, we launched AmnioFill and are offering the product in the multiple sizes necessary to address this need. OrthoFlo Lyophilized is designed to serve the Orthopedics and Sports Medicine sectors of healthcare, and this new product is adding to our portfolio of regenerative medicine solutions for this market sector. These new third quarter launches, along with EpiCord™, our dehydrated human umbilical cord allograft that we launched earlier this year, add to the diversity of our product lines and the expansion of the markets in which we compete,” added Taylor.

“The third quarter of 2016 marked our 19th consecutive quarter of recording positive Adjusted EBITDA*. Our Adjusted Gross Margin for the third quarter was once again extremely strong at 88%. Management believes this is a critical measure of the potential of the business. We can make intermediate term investment decisions to expand our sales force, develop and introduce new products, initiate further clinical and scientific studies, and add infrastructure for future growth that may fluctuate our operating profits on a quarter-by-quarter basis. However, we believe the optimal gauge for the Company’s strength at this stage of our growth is our robust Adjusted Gross Margin,” noted Petit.

Taylor commented, “We continue to make investments in our international activities. Over the last two years, these investments have been substantive, and we are starting to see the results of these investments in certain foreign markets. Our recent presence at the World Union Wound Healing Societies (“WUWHS”) symposium in Italy drew an overwhelming amount of interest and enthusiasm from the attending physicians. Also, we continue to showcase our full line of products domestically at major conferences. We have conducted symposiums, podium presentations, education, and workshops, and independent physicians presented numerous poster abstracts reporting on the clinical and cost effective healing results of our EpiFix® and AmnioFix® dehydrated Human Amnion/Chorion Membrane (dHACM) allografts and our EpiCord™ dehydrated human umbilical cord allografts at the leading conferences attended by the thought leaders and most prominent physicians in our sector of healthcare. The reception among physicians for our products is enormous and their desire to utilize our allografts in their treatments of care is growing with every conference we attend.”

Petit added, “The ongoing execution of our numerous clinical and scientific studies remains a major initiative for our business. At present, we have 27 clinical studies ongoing with more than 100 clinical sites under management. As studies move into their final stages, the expenses increase significantly. We have a number of studies at or nearing these later stages and our expenses for these trials continue to be a large, but critically important, cost of rapidly growing our business.”

GAAP Earnings, Liquidity and Cash Flow
Due to the significant effects of purchase accounting for the January 2016 acquisition of Stability Biologics and the introduction of normal effective income tax rates in 2016 attributable to the release of the valuation allowance on the Company's deferred tax asset in the fourth quarter of 2015, the Company, beginning in 2016, has decided to provide additional non-GAAP information to enhance the clarity and comparability of its reported operating results. In addition to Adjusted EBITDA*, which the Company has historically provided,  the Company has reported Adjusted Gross Margin*, Adjusted Net Income* and Adjusted Diluted Net Income per Share*, along with the most directly comparable GAAP results as summarized below.
On a GAAP basis, the Company recorded Net Income of $3.3 million, or $0.03 per diluted common share, for the quarter ended September 30, 2016, as compared to a Net Income of $6.6 million, or $0.06 per diluted common share, for the quarter ended September 30, 2015. The Company recorded Net Income of $6.5 million, or $0.06 per diluted common share for the nine months ended September 30, 2016, as compared to a Net Income of $16.1 million, or $0.14 per diluted common share, for the nine months ended September 30, 2015.
Third quarter 2016 Research & Development (“R&D”) expenses were $2.9 million or 4.5% of Net Sales, an increase of $732,000 over third quarter 2015 R&D expenses of $2.2 million. The increase in R&D expenses was due to the continued intensification of the Company’s clinical and scientific studies. R&D expenses for the nine months ended September 30, 2016 were $8.6 million or 4.9 % of Net Sales, an increase of $2.5 million over R&D expenses of $6.1 million for the nine months ended September 30, 2015.
Selling, general and administrative (“SG&A”) expenses for the third quarter of 2016 were $48.2 million, a $13.3 million increase over third quarter of 2015 SG&A expenses of $34.9 million. Increases in SG&A were due to the continuation of the buildup of the Company’s domestic direct sales force in Wound Care and SSO sales channels, international sales and business development initiatives, and expenses associated with the Company’s new product launches. SG&A expenses for the nine months ended September 30, 2016 were $131.6 million, a $34.7 million increase over SG&A expenses of $96.9 million for the nine months ended September 30, 2015.
Cash on hand as of September 30, 2016 was $18.3 million, as compared to $28.5 million as of December 31, 2015. Net working capital as of September 30, 2016 decreased $4.8 million to $64.7 million, as compared to $69.5 million as of December 31, 2015. The Company recorded net cash flow from operating activities of $2.8 million for the quarter ended September 30, 2016. Included in working capital is the $9.6 million current portion of the earn out liability from the acquisition of Stability Biologics.

Revenue Breakdown
The Company distinguishes revenue in two categories: (1) Wound Care and (2) SSO, which includes Original Equipment Manufacturer (“OEM”) applications. For third quarter of 2016, Wound Care revenue was $49.8 million, representing 77% of total revenue, and SSO (including OEM) revenue was $14.6 million, representing 23% of total revenue.

Outlook for Fourth Quarter and Full Year 2016

MiMedx announced its fourth quarter revenue guidance, raised the lower end of the range of its full year 2016 revenue guidance, and reaffirmed its full year 2016 Adjusted EPS guidance. The Company’s current guidance includes:

•	Fourth quarter of 2016 revenue expected to be in the range of $69.4 to $72.9 million

•	Full Year 2016 revenue forecasted to be in the range of $244.5 to $248 million

•	Full Year 2016 Adjusted Diluted Net Income Per Share* expected to be in the range of $0.21 to $0.23

“As with our guidance for the previous two quarters, we think we are being conservative in our guidance for the fourth quarter. We continue to expect strong incremental revenue from our recent new product launches to materialize during the fourth quarter; however, we are electing to guide on the conservative side,” concluded Petit.

Earnings Call
MiMedx management will host a live broadcast of its third quarter 2016 results conference call on Thursday, October 27, 2016, beginning at 10:30 a.m. eastern time. A listen-only simulcast of the MiMedx Group conference call will be available on-line at the Company’s website at www.mimedx.com. A 30-day on-line replay will be available approximately one hour following the conclusion of the live broadcast. The replay can also be found on the Company’s website at www.mimedx.com.

Use of Non-GAAP Financial Measures
Management has disclosed adjusted financial measurements in this press announcement that present financial information that is not in accordance with generally accepted accounting principles (“GAAP”). These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures, see the accompanying tables to this release. Non-GAAP Adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider Non-GAAP adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

About MiMedx
MiMedx® is an integrated developer, processor and marketer of patent protected and proprietary regenerative biomaterial products and bioimplants processed from human amniotic membrane and other human birth tissues, such as amniotic fluid, umbilical cord and placental collagen, and human skin and bone. “Innovations in Regenerative Biomaterials" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human amniotic membrane utilizing our proprietary PURION® Process, to produce a safe and effective implant. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of amniotic tissue, having supplied over 700,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare.

Safe Harbor Statement
This press release includes statements that look forward in time or that express management's beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the Company’s financial projections for the fourth quarter and full year 2016, the growth and market expansion expected from the AmnioFill and OrthoFlo Lyophilized products as well as sales generally due to more patient deductibles typically being met toward year end, expectations regarding sales effectiveness due to the Company’s new organizational structure, that Adjusted Gross Margin is the optimal gauge for the Company’s strength at this stage of growth, that the Company is starting to see the results of investments in foreign markets, and that the Company’s fourth quarter guidance is conservative. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the Company’s revenue and earnings may not grow or may decline, the Company’s new products may not gain acceptance in the medical community as anticipated; the Company’s new products may not have the expected market impact; even if patient deductibles are met toward year-end, this does not guarantee that patients will seek treatment or seek treatment with the Company’s products; the new organizational structure of the Company’s sales force may not have the desired effect; Adjusted Gross Margin may not be the best gauge for the Company’s strength at this stage of growth or at any time; even if the Company is beginning to see results from international investments, that trend may not continue; the Company’s fourth quarter guidance may not be conservative; and the risk factors detailed from time to time in the Company's periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2015 and its most recent 10Q filing. By making these forward-looking statements, the Company does not undertake to update them in any manner except as may be required by the Company's disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2016 (unaudited)	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$18,338	$28,486
Short term investments	—	3,000
Accounts receivable, net	63,427	53,755
Inventory, net	18,313	7,460
Prepaid expenses and other current assets	6,212	3,609
Total current assets	106,290	96,310
Property and equipment, net of accumulated depreciation	13,757	9,475
Goodwill	26,951	4,040
Intangible assets, net of accumulated amortization	27,249	10,763
Deferred tax asset, net	7,019	14,838
Deferred financing costs and other assets	399	487
Total assets	$181,665	$135,913
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,162	$6,633
Accrued compensation	10,812	15,034
Accrued expenses	6,664	4,644
Current portion of earn out liability	9,642	—
Other current liabilities	3,298	466
Total current liabilities	41,578	26,777
Earn out liability	15,978	—
Other liabilities	832	1,148
Total liabilities	$58,388	$27,925
Commitments and contingencies
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock; $.001 par value; 150,000,000 shares authorized; 110,212,547 issued and 109,512,781 outstanding at September 30, 2016 and 109,467,416 issued and 107,361,471 outstanding at December 31, 2015	110	109
Additional paid-in capital	159,940	163,133
Treasury stock at cost: 699,766 shares at September 30, 2016 and 2,105,945 shares at December 31, 2015	(5,136)	(17,124)
Accumulated deficit	(31,637)	(38,130)
Total stockholders' equity	123,277	107,988
Total liabilities and stockholders' equity	$181,665	$135,913

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$64,429	$49,015	$175,139	$135,461
Cost of sales	7,997	4,979	23,338	15,217
Gross margin	56,432	44,036	151,801	120,244

Operating expenses:
Research and development expenses	2,919	2,187	8,582	6,072
Selling, general and administrative expenses	48,179	34,901	131,599	96,860
Amortization of intangible assets	631	234	1,889	699
Operating income	4,703	6,714	9,731	16,613

Other income (expense), net
Interest income (expense), net	(87)	(5)	(254)	(18)

Income before income tax provision	4,616	6,709	9,477	16,595
Income tax provision	(1,295)	(158)	(2,984)	(527)

Net income	$3,321	$6,551	$6,493	$16,068

Net income per common share - basic	$0.03	$0.06	$0.06	$0.15

Net income per common share - diluted	$0.03	$0.06	$0.06	$0.14

Weighted average shares outstanding - basic	105,991,990	106,511,294	105,927,890	106,178,136

Weighted average shares outstanding - diluted	112,361,179	114,556,036	112,193,701	114,110,120

MIMEDX GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$3,321	$6,551	$6,493	$16,068
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	838	470	2,394	1,247
Amortization of intangible assets	631	234	1,889	699
Amortization of inventory fair value step-up	247	—	1,471	—
Amortization of deferred financing costs	45	—	136	—
Share-based compensation	4,701	4,378	13,826	12,564
Increase (decrease) in cash, net of effects of acquisition, resulting from changes in:
Accounts receivable	(8,565)	(7,330)	(7,671)	(20,106)
Inventory	(1,354)	(1,793)	(3,599)	(520)
Prepaid expenses and other current assets	(241)	(96)	(2,023)	(1,201)
Other assets	102	—	(163)	(26)
Accounts payable	1,656	1,687	(3,941)	3,747
Accrued compensation	566	3,336	(4,223)	1,474
Accrued expenses	(324)	372	2,020	1,592
Other liabilities	1,222	(501)	2,539	(1,087)
Net cash flows from operating activities	2,845	7,308	9,148	14,451

Cash flows from investing activities:
Purchases of equipment	(1,546)	(1,662)	(5,301)	(4,176)
Purchase of Stability Inc., net of cash acquired	—	—	(7,631)	—
Fixed maturity securities redemption	—	750	3,000	2,500
Patent application costs	(188)	(193)	(515)	(594)
Net cash flows from investing activities	(1,734)	(1,105)	(10,447)	(2,270)

Cash flows from financing activities:
Proceeds from exercise of stock options	532	724	2,548	3,465
Stock repurchase under repurchase plan	(6,848)	(4,426)	(10,378)	(21,068)
Stock repurchase for tax withholdings on vesting of restricted stock	(208)	—	(892)	—
Deferred financing costs	(45)	—	(106)	—
Payments under capital lease obligations	(7)	(29)	(21)	(87)
Net cash flows from financing activities	(6,576)	(3,731)	(8,849)	(17,690)

Net change in cash	(5,465)	2,472	(10,148)	(5,509)

Cash and cash equivalents, beginning of period	23,803	38,601	28,486	46,582
Cash and cash equivalents, end of period	$18,338	$41,073	$18,338	$41,073

MiMedx Group, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation

In addition to our GAAP results, we provide certain Non-GAAP metrics including Adjusted EBITDA, Adjusted Gross Margin, Adjusted Net Income and Adjusted Diluted Net Income per share. The Company believes that the presentation of these measures provides important supplemental information to management and investors regarding the operational use of cash. These measurements are not a substitute for GAAP measurements, although Company management uses these measurements as aids in monitoring the Company's on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies. Adjusted EBITDA consists of GAAP Net Income excluding: (i) depreciation and amortization, (ii) other income (expense), (iii) interest income and expense, (iv) income taxes, (v) one time acquisition related costs, (vi) the effect of purchase accounting due to acquisitions and (vii) share-based compensation expense. Due to the impact of the acquisition of Stability in January 2016 and the release of the valuation allowance on the deferred tax asset on reported tax expense in 2015 on results, the Company has decided to provide additional adjusted non-GAAP measures to provide comparability of normal ongoing operating results. Beginning in 2016, the Company has reported Adjusted Gross Margin, Adjusted Net Income and Adjusted EPS to normalize results for comparison purposes. Adjusted Gross Margin consists of GAAP gross margin excluding amortization of inventory fair value step-up. Adjusted Net Income and Adjusted Diluted Net Income per share consists of GAAP net income excluding: (i) one time acquisition related costs, (ii) amortization of inventory fair value step-up, (iii) amortization of intangible assets and (iv) share-based compensation. Reconciliations of GAAP net income to Adjusted EBITDA, GAAP Gross Margin to Adjusted Gross Margin and GAAP Net Income to Adjusted Net Income and Adjusted Diluted Net Income per share for the three months and nine months ended September 30, 2016 and 2015 appear in the tables below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income (Per GAAP)	$3,321	$6,551	$6,493	$16,068

Add back:
Income taxes	1,295	158	2,984	527
One time costs incurred in connection with acquisition	237	—	1,088	—
One time inventory costs incurred in connection with acquisition	247	—	1,578	—
Other interest (income) expense, net	87	5	254	18
Depreciation expense	838	470	2,394	1,247
Amortization of intangible assets	631	234	1,889	699
Share-based compensation	4,701	4,378	13,826	12,564
Adjusted EBITDA	$11,357	$11,796	$30,506	$31,123

Reconciliation of "Adjusted Gross Margin” defined as Gross Margin before Amortization of inventory fair value step-up
(in thousands):

	Three months ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gross Margin (Per GAAP)	$56,432	$44,036	$151,801	$120,244

Non-GAAP Adjustments:
One time inventory costs incurred in connection with acquisition	247	—	1,578	—
Gross Margin before Amortization of inventory fair value step-up	$56,679	$44,036	$153,379	$120,244
Adjusted Gross Margin	88.0%	89.8%	87.6%	88.8%

Reconciliation of "Adjusted Net Income" and "Adjusted Diluted Net Income" per share defined as Net Income less Amortization, One Time Costs and Share-Based Compensation (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income (Per GAAP)	$3,321	$6,551	$6,493	$16,068

Non-GAAP Adjustments:
Tax rate normalization*	(539)	(2,662)	(901)	(6,450)
One time costs incurred in connection with acquisition	237	—	1,088	—
One time inventory costs incurred in connection with acquisition	247	—	1,578	—
Amortization of intangible assets	631	234	1,889	699
Share - based compensation	4,701	4,378	13,826	12,564
Estimated income tax impact from adjustments	(2,384)	(1,939)	(7,686)	(5,576)
Adjusted Net Income	$6,214	$6,562	$16,287	$17,305
Adjusted diluted net income per share	$0.06	$0.06	$0.15	$0.15
Denominator for diluted earnings per share - weighted average shares adjusted for dilutive securities	112,361,179	114,556,036	112,193,701	114,110,120

* Assumes a normalized tax rate of 42% for 2015 and 41% for 2016.